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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT



        This Employment Agreement is made and entered into by and between SpatiaLight, Inc. a New York Corporation (the "Company") and Michael H. Burney ("Burney") as of December 31, 1999 (the "Effective Date").


1.      POSITION AND DUTIES:

        1.1 The Company has employed Burney in the positions of Chief Executive Officer, Treasurer and Secretary since July 1, 1998. In these positions, Burney has and will continue to report to the Company's Board of Directors. Burney also agrees to continue to serve as Treasurer and Secretary until suitable replacements can be found. It is expected that the positions of Treasurer and/or Secretary will be re-assigned to new personnel in the near future.

        1.2 Burney agrees to devote his time, energy and skill to his duties at the Company. These duties shall be commensurate and consistent with that of the Chief Executive Officer as well as any other duties that may be assigned to Burney from time to time. The Company and Burney acknowledge that Burney has an interest in Chronomotion Imaging Applications, Inc. ("Chronomotion") and will be devoting some of his time to Chronomotion.


2.      COMPENSATION:

        2.1 Base Salary: Burney will be paid an annual salary of $220,000, less applicable withholding, in accordance with the Company's normal payroll procedures. Burney's salary will be reviewed by the Board of Directors (the "Board") on approximately an annual basis, and may be subject to increase adjustment based upon various factors including, but not limited to Burney's performance and the Company's profitability.

        2.2 Signing Bonus: Immediately upon execution of this Agreement, the Company shall provide Burney with a signing bonus in the amount of Fifteen Thousand Dollars ($15,000.00) (the "Signing Bonus").

        2.3 Performance Bonus Plan: Burney will be eligible to participate in the Company's performance bonus plan (the "Bonus Plan"), and this bonus will be governed by the terms of the Company's standard Bonus Plan in



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               effect at the time. Any executive bonus plan shall be at the discretion of the compensation committee.

        2.4 Equity Stake: The Board has approved the issuance to Burney of an option to purchase a total of 500,000 shares of the Company's common stock (the "Options") in accordance with Company's Stock Option Plan (the "Plan"). The Plan provides that fifty (50) percent of the options vest on May 8, 1999 and the remaining fifty (50) percent of the options vest on May 7, 2000. Upon the execution of this Agreement the Options shall be amended to provide that in the event of a Change of Control of the Company, all of the options issued pursuant to the Options shall become fully vested as of the date of the Change of Control. In the event of Burney's death all Options shall become fully vested as of that date, and ownership shall be held by Burney's beneficiary. On December 31, 1999 the Board granted an additional 500,000 options which will vest over a 3 year period based upon performance milestones set and agreed upon by the Compensation Committee of the Board and Burney.

        2.5 Additional Provisions. The Options shall be amended to contain, the following additional provisions: (i) in the event of a Change of Control (as defined below) of the Company, all of the unvested shares shall become vested immediately prior to the Change in Control. For purposes of this Agreement, a "Change of Control" shall mean an "Ownership Change Event" (as defined below) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

               For purpose of this Agreement, an "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company:



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                      (a) The direct, indirect sale, exchange, merger or
               consolidation in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

                      (b) The sale, exchange, or transfer of all or
               substantially all of the assets of the Company; or

                      (c)    A liquidation or dissolution of the Company.

        2.6 Benefits: Burney will be entitled to participate in all of the Company's benefit plans, as those plans may change from time to time, on the same terms as all other employees of the Company.

        2.7 Vacation: Burney is granted four (4) weeks of paid vacation yearly.

        2.8 Life Insurance: The Company will obtain insurance for Burney in the amount of three (3) times his annual salary with proceeds going to his beneficiary in the event of his death.

        2.9 Relocation Expenses: The Company acknowledges that it has reimbursed Burney for the reasonable expenses associated with the relocation of his home to the San Francisco Bay Area. These relocation expenses included but were not limited to the following:

               (i) the costs associated with packing and moving Burney's personal belongings to the Bay Area;

               (ii) the non-recurring closing costs associated with each of the sale of Burney's current home in Santa Monica and the purchase of a home in the Bay Area (including real estate commission on the sale of Burney's home in Santa Monica and "points", provided that no payment for "points" were used to reduce Burney's mortgage principal), and

               (iii) Two house hunting trips for Burney and his spouse including expenses for meals and lodging, not to exceed $1,000.00.


3.      TERMINATION

        3.1 Terms: Burney's employment with the Company pursuant to this Agreement is subject to the provisions regarding termination set forth in Sections 3.2 and 3.3 and may be terminated by Burney or the Company at any time. In the event that either party elects to terminate this Agreement benefits shall be provided as set forth in Sections 3.2 and 3.3.



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        3.2    Voluntary Termination: In the event Burney voluntarily resigns from his employment with the Company, Burney shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 above, through the date of this termination.

        3.3 Involuntary Termination: In the event of the termination of Burney's employment by the Company for the reasons set forth below, Burney shall be entitled to the following:

               a. Termination for Cause: If Burney's employment is terminated by the Company for cause as defined below, Burney shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2, through the date of Burney's termination.

               For the purposes of this Agreement, a termination "for cause" occurs if Burney's' employment is terminated for any of the following reasons:

                      (1) theft, dishonesty, or falsification of any employment or Company records;

                      (2) conviction of a felony or any act involving moral turpitude;

                      (3) consistent poor performance, as determined by the Board;

                      (4)     improper disclosure of the Company's
                              confidential or proprietary information;

                      (5) any intentional act by Burney that has a material detrimental effect on the Company's reputation or business;

                      (6) Any material breach of this Agreement, which breach, if curable, is not cured within thirty
                              (30) days following written notice of such breach from the Company.

               b. Termination for Other Than Cause: If Burney's employment is terminated by the Company for any reason other than cause, Burney shall be entitled to continuation of Burney's salary and all other benefits, including, but not limited to, vesting in all stock options, for nine months following the termination of Burney's employment.


4. TERM OF EMPLOYMENT: Burney's employment by the Company as set forth herein shall commence on the date of this agreement and shall continue thereafter for a period of 1 year unless and otherwise terminated pursuant to provisions of
Section 3 above. Notwithstanding the foregoing, the term shall be automatically renewed upon the same terms and conditions contained herein, for consecutive periods of one year each upon expiration of the immediately preceding term unless and until either party elects not to so renew this agreement by delivering written notice to the other party not less than 30 days prior to the end of the term. In the event of a "Change of Control" of the Company,



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outlined in Sections 2.4 and 2.5, the terms of this Employment Agreement shall remain in effect.


5. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of Burney's employment with the Company, Burney has signed the Company's proprietary information and assignment of inventions agreement and Burney has and agrees to continue to comply with the terms of that agreement.


6. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Burney and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Burney acknowledges by accepting this arbitration provision he is waiving any right to a jury trial in the event of such a dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.


7. ATTORNEYS' FEES: The prevailing party shall be entitled to recover from the losing party it's attorney's fees and costs incurred in any action brought to enforce any right arising out of this Agreement.


8. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.


9. ASSIGNMENTS: In view of the personal nature of the services to be performed Under this Agreement by Burney, Burney shall not have the right to assign or transfer any of his obligations under this Agreement.


10. ENTIRE AGREEMENT: This Agreement, along with any agreements referred to in paragraph 2, relating to stock options, and paragraph 5, relating to proprietary information and assignment of inventions, sets forth the entire agreement between Burney and the Company regarding the terms and conditions of Burney's employment, and supersedes all prior negotiations, representations or agreements between Burney and the Company regarding Burney's employment, whether written or oral.



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11. REPRESENTATIONS: Burney acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.


12. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Burney and an authorized member of the Board.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                            SPATIALIGHT, INC.

By:  /s/ MICHAEL H. BURNEY                  By:  /s/ ROBERT OLINS
   --------------------------------            ---------------------------------
       Michael H. Burney                            Robert Olins, Director

                                            By:  /s/ STEVEN TRIPP
                                               ---------------------------------
                                                    Steven Tripp, Director